Exhibit 99.1

PR Contact:	Synplicity Contact:
Steve Gabriel	Nancy Weiss
Porter Novelli	Synplicity Inc.
408/369-4627	408/215-6000
steve.gabriel@porternovelli.com	nancy@synplicity.com

SYNPLICITY PROMOTES JIM LOVAS TO VICE PRESIDENT, WORLDWIDE SALES

Mr. Lovas to Lead Synplicity’s 18 Sales Offices Worldwide

SUNNYVALE, Calif., January 13, 2006 — Synplicity, Inc. (Nasdaq: SYNP), a leading supplier of software for the design and verification of semiconductors, today announced the promotion of Jim Lovas to vice president, worldwide sales. Previously, Mr. Lovas was Synplicity’s vice president, North American sales. In his new role, Mr. Lovas will oversee Synplicity’s worldwide sales team. His responsibilities will include achieving Synplicity’s worldwide sales objective, continuing the company’s successful penetration into the structured/platform ASIC and DSP markets, and expanding Synplicity’s leading market share position in FPGA synthesis. Mr. Lovas will continue to report to Gary Meyers, president and CEO of Synplicity. The promotion is effective immediately.

“During the past year, and throughout his tenure at Synplicity, Jim has proven himself supremely capable of leading our worldwide sales operation,” said Gary Meyers. “Jim has done a terrific job leading our North American sales team and I have complete confidence in him in this new capacity.”

Lovas added, “Synplicity has one of the most talented and seasoned sales forces in the EDA industry and I am honored and privileged to lead this group of professionals. Synplicity has a bright future, and I am excited to be a part of it.”

Lovas has more than 20 years of experience in the EDA and semiconductor industries. He joined Synplicity in 1999 as senior account manager. In 2002 he was promoted to director, Northeast area sales, located in Boston, and in 2004 was promoted to vice president, North American sales. Prior to Synplicity, Lovas was the Eastern area director at Summit Design, and also held senior sales and AE manager positions at Zycad Corporation. Lovas began his career as an ASIC designer at ITT Avionics. He holds a BSEE from the New Jersey Institute of Technology, where he graduated Summa Cum Laude, and an MSCS from the Steven’s Institute of Technology.

About Synplicity

Synplicity®, Inc. (Nasdaq: SYNP) is a leading supplier of innovative software solutions that enable the rapid and effective design of complex, high-performance semiconductors. Synplicity’s tools

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Synplicity Promotes Jim Lovas to Vice President, Worldwide Sales

provide outstanding performance, cost and time-to-market benefits by simplifying, improving and automating key design planning, logic synthesis, physical synthesis and verification functions for FPGA, DSP, ASIC prototyping, structured/platform ASIC and cell-based ASIC designers. Synplicity is the first company to deliver customized physical synthesis, analysis and floorplanning solutions for today’s leading structured/platform ASICs. In addition, the company is the number one supplier of FPGA synthesis solutions and has been rated #1 in customer satisfaction in 2004 and 2005 in EE Times’ Annual FPGA Customer Survey. Synplicity’s products support industry-standard design languages (VHDL and Verilog) and run on popular platforms. The company employs over 300 people in over 20 facilities worldwide and is headquartered in Sunnyvale, California. For more information visit http://www.synplicity.com.

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Synplicity is a registered trademark of Synplicity Inc. All other brands or products are the trademarks or registered trademarks of their respective owners.

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